Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.com

 PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Reports 2016 Full Year and Fourth Quarter Financial Results

MIDDLEFIELD, OHIO, February 7, 2017 ◆◆◆◆ Middlefield Banc Corp. (NASDAQ: MBCN) today reported financial results for the fourth quarter and full year ended December 31, 2016.

2016 Financial Highlights Include (on a year-over-year basis unless noted):

•	Net interest income increased 4.2% to $25.8 million.
•	Net income was $6.4 million, or $3.03 per diluted share.
•	Tangible stockholders’ equity per share improved 4.5% to $32.10.
•	Net loans increased 14.3% to 602.5 million.
•	Total assets increased 7.0% to a record $786.5 million.
•	Nonperforming loans to total loans decreased 76 basis points to 1.16%.
•	Equity to assets December 31, 2016 was 9.79%.

“By many accounts 2016 was a historic year. We expanded our presence in Central Ohio with the October opening of a new branch in Sunbury – one of the state’s fastest growing suburbs. In June, we announced the merger of Liberty Bank and I am extremely pleased we closed the transaction early this year. As a result of the Liberty merger, Middlefield today has over $1.0 billion in total assets and an $816.0 million loan portfolio, while extending our reach to customers in Cuyahoga and Summit Counties. These accomplishments are a result of the strategies we created two years ago to drive growth, and I am encouraged by our recent accomplishments. In addition, during 2016, we achieved another year of record assets and loans outstanding, which helped increase net interest income 4.2%.”

Net income for the 2016 fourth quarter was $1.7 million, or $0.73 per diluted share, compared to $1.8 million, or $0.92 per diluted share for the same period last year. Net income for the 2016 full year was $6.4 million, or $3.03 per diluted share, compared to net income for the year ended December 31, 2015 of $6.9 million, or $3.39 per diluted share.

Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2016 fourth quarter were 9.02% and 0.85%, respectively, compared with 11.26% and 0.96% for the 2015 fourth quarter. ROE and ROA were 9.33% and 0.85%, respectively, for the 2016 full year, compared with 10.62% and 0.97% for the same period last year.

Mr. Caldwell continued: “As part of our strategic plan, we have made many investments aimed at increasing the size, scale and scope of our organization. I am encouraged by the success we have had executing our plan and the direction we are headed. While Middlefield’s size has increased, we remain focused on our community banking principles and offering customers exceptional service and customized financial products. In addition, we continue to invest in modern online, digital, and mobile banking programs to make it easier for customers to interact with the bank. We are excited to offer our community oriented services to Liberty’s customers, as well as new customers in Cuyahoga and Summit counties.”

Income Statement

Net interest income for the 2016 fourth quarter increased 6.2% to $6.7 million, compared to $6.4 million for the 2015 fourth quarter. For 2016, net interest income increased 4.2% to $25.8 million, compared to $24.8 million for 2015. The fourth quarter and twelve month increases in net interest income was primarily driven by an increase in interest and fees on loans. The net interest margin for the 2016 fourth quarter was 3.84%, compared to 3.89% for the same period of 2015. For 2016, the net interest margin was 3.79%, compared to 3.94% for the twelve months ended December 31, 2015.

Noninterest income declined 23.6% for the 2016 fourth quarter and was down 2.1% for the 2016 twelve months. The decline to noninterest income in the 2016 fourth quarter and full year was primarily a result of lower earnings on bank-owned life insurance.

Noninterest expense for the 2016 fourth quarter was $5.0 million, a decrease of 7.9% from $5.4 million for the 2015 fourth quarter, primarily a result of lower operating expenses and a $0.4 million gain on the sale of real estate. For the full year, noninterest expenses increased 4.0% to $20.9 million from $20.1 million in 2015.

“During 2016 we had one-time expenses of $0.7 million associated with the acquisition of Liberty,” said Donald L. Stacy, Chief Financial Officer. “We expect additional one-time expenses will occur in the first quarter as we integrate Liberty into our organization, but continue to expect the acquisition will be accretive to earnings in 2017. Our loan portfolio grew 14.3% in 2016, primarily due to significant growth in commercial and industrial loans, and both residential and commercial real estate loans, which helped increase interest income 4.9% in the year. Asset quality continued to improve during 2016 as nonperforming loans declined 31.1%, while charge-offs declined 54.0%. During 2017, we will remain focused on proactively managing asset quality, while improving profitability.”

Balance Sheet

Total assets at December 31, 2016 increased 7.0% to $786.5 million, from $735.1 million at December 31, 2015. Net loans at December 31, 2016 were $602.5 million, compared to $527.3 million at December 31, 2015. The 14.3% year-over-year improvement in net loans was a result of a 42.5% increase in commercial and industrial loans, a 16.5% increase in residential mortgages, a 7.7% increase in commercial mortgages, and a 7.1% increase in real estate construction loans, which were offset by a 7.8% reduction in consumer installment loans.

Total deposits at December 31, 2016 increased 0.9% to $629.9 million from $624.4 million at December 31, 2015. The investment portfolio, which is entirely classified as available for sale, stood at $114.4 million at December 31, 2016, compared to $146.5 million at December 31, 2015.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased to $77.0 million at December 31, 2016, compared to $62.3 million at December 31, 2015. On a per share basis, tangible stockholders’ equity increased 4.5% to $32.10 at December 31, 2016 from $30.72 at December 31, 2015. At December 31, 2016, the company had equity to assets of 9.8%, compared to 8.5% at December 31, 2015.

During the 2016 fourth quarter, the company paid cash dividends of $0.27 per share, which was the same as the amount paid in the 2015 fourth quarter. For 2016, the company paid total dividends of $1.08 per share, which represents a dividend payout ratio of 36.2%, compared to dividends of $1.07 and a dividend payout ratio of 31.4% for the 2015 full year.

Asset Quality

The provision for loan losses for the 2016 fourth quarter was $0.3 million, compared $0.1 for the 2015 fourth quarter. For 2016, the provision for loan losses was $0.6 million, compared to $0.3 million for the same period last year. Net charge-offs for the 2016 twelve months were $0.4 million, or 0.06% of average loans, annualized. The allowance for loan losses at December 31, 2016 stood at $6.6 million, or 1.08% of total loans, compared to $6.4 million, or 1.20% of total loans at December 31, 2015.

The following table provides a summary of asset quality and reserve coverage ratios.

Asset Quality History

(dollars in thousands)

	12/31/2016	12/31/2015	12/31/2014	12/31/2013	12/31/2012
Nonperforming loans	$7,075	$10,263	$9,048	$12,290	$14,224
Real estate owned	$934	$1,412	$2,590	$2,698	$1,846
Nonperforming assets	$8,009	$11,675	$11,638	$14,988	$16,070
Allowance for loan losses	$6,598	$6,385	$6,846	$7,046	$7,779

Ratios:
Nonperforming loans to total loans	1.16%	1.92%	1.92%	2.82%	3.48%
Nonperforming assets to total assets	1.02%	1.59%	1.72%	2.32%	2.40%
Allowance for loan losses to total loans	1.08%	1.20%	1.45%	1.62%	1.90%
Allowance for loan losses to nonperforming loans	93.26%	62.21%	75.66%	57.33%	54.69%

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a bank holding company with total assets of $786.5 million at December 31, 2016. The bank operates 14 full-service banking centers and an LPL Financial® brokerage office serving Beachwood, Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, Solon, Summit, Sunbury, Twinsburg, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio. Additional information is available at www.middlefieldbank.bank.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

December 31, 2016 and 2015

(Dollar amounts in thousands)

(2016 unaudited)

Balance Sheets (period end)	December 31, 2016	December 31, 2015

ASSETS
Cash and due from banks	$31,395	$22,421
Federal funds sold	1,100	1,329

Cash and cash equivalents	32,495	23,750
Investment securities available for sale, at fair value	114,376	146,520
Loans held for sale	634	1,107
Loans	609,140	533,710
Less allowance for loan and lease losses	6,598	6,385

Net loans	602,542	527,325
Premises and equipment, net	11,203	9,772
Goodwill	4,559	4,559
Core deposit intangibles	36	76
Bank-owned life insurance	13,628	13,141
Other real estate owned	934	1,412
Accrued interest and other assets	6,054	7,477

TOTAL ASSETS	$786,461	735,139

	December 31, 2016	December 31, 2015
LIABILITIES
Deposits:
Noninterest bearing demand	$133,630	$116,498
Interest bearing demand	59,560	57,219
Money market	74,940	78,856
Savings	172,370	180,653
Time	189,434	191,221

Total deposits	629,934	624,447
Short-term borrowings	68,359	35,825
Other borrowings	9,437	9,939
Accrued interest and other liabilities	1,771	2,624

TOTAL LIABILITIES	709,501	672,835

STOCKHOLDERS’ EQUITY
Common equity	47,943	36,191
Retained earnings	41,334	37,236
Accumulated other comprehensive income	1,201	2,395
Treasury stock	(13,518)	(13,518)

TOTAL STOCKHOLDERS’ EQUITY	76,960	62,304

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$786,461	$735,139

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

December 31, 2016 and 2015

(Dollar amounts in thousands)

(2016 unaudited)

Statements of Income	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
INTEREST INCOME
Interest and fees on loans	$6,849	$6,168	$25,798	$23,824
Interest-bearing deposits in other institutions	11	7	53	33
Federal funds sold	4	1	20	13
Investment securities:
Taxable interest	241	352	1,106	1,467
Tax-exempt interest	686	787	2,913	3,160
Dividends on stock	30	28	104	98

Total interest income	7,821	7,343	29,994	28,595

INTEREST EXPENSE
Deposits	953	845	3,618	3,426
Short term borrowings	34	94	322	194
Other borrowings	21	17	68	83
Trust preferred securities	65	32	182	117

Total interest expense	1,073	988	4,190	3,820

NET INTEREST INCOME	6,748	6,355	25,804	24,775

Provision for loan losses	255	105	570	315

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	6,493	6,250	25,234	24,460

NONINTEREST INCOME
Service charges on deposit accounts	497	492	1,940	1,874
Investment securities gains, net	—	66	303	323
Earnings on bank-owned life insurance	106	362	403	624
Gains on sale of loans	97	43	419	329
Other income	200	215	894	894

Total non-interest income	900	1,178	3,959	4,044

NONINTEREST EXPENSE
Salaries and employee benefits	2,509	2,546	10,249	9,751
Occupancy expense	319	308	1,252	1,253
Equipment expense	291	238	991	944
Data processing costs	407	273	1,335	1,071
Ohio state franchise tax	184	75	632	300
Federal deposit insurance expense	42	120	438	472
Professional fees	384	422	1,441	1,247
(Gain) loss on sale of other real estate owned	(396)	(120)	(448)	(48)
Advertising expenses	130	135	734	721
Other real estate expenses	30	162	329	611
Directors fees	83	108	413	451
Core deposit intangible amortization	10	10	40	40
Appraiser fees	85	11	419	56
ATM fees	150	63	446	358
Other operating expense	729	1,029	2,601	2,850

Total non-interest expense	4,957	5,380	20,872	20,077

Income before income taxes	2,436	2,048	8,321	8,427
Provision for income taxes	776	298	1,905	1,562

NET INCOME	$1,660	$1,750	$6,416	$6,865

Statements of Income	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Per common share data
Net income per common share—basic	$0.74	$0.93	3.04	$3.41
Net income per common share—diluted	$0.73	$0.92	3.03	$3.39
Dividends declared	$0.27	$0.27	1.08	$1.07
Book value per share(period end)	$34.14	$33.19	34.14	$33.19
Tangible book value per share (period end)	$32.10	$30.72	32.10	$30.72
Dividend payout ratio	36.63%	29.03%	36.18%	31.36%
Average shares outstanding—basic	2,251,412	1,884,484	2,107,857	2,014,966
Average shares outstanding —diluted	2,264,712	1,893,345	2,119,214	2,024,120
Period ending shares outstanding	2,254,253	1,877,238	2,254,253	1,877,238

Selected ratios
Return on average assets	0.85%	0.96%	0.85%	0.97%
Return on average equity	9.02%	11.26%	9.33%	10.62%
Yield on earning assets	4.43%	4.46%	4.37%	4.51%
Cost of interest bearing liabilities	0.77%	0.73%	0.75%	0.72%
Net interest spread	3.66%	3.74%	3.61%	3.78%
Net interest margin	3.84%	3.89%	3.79%	3.94%
Efficiency (1)	62.54%	67.77%	66.63%	65.81%
Equity to assets at period end	9.79%	8.48%	9.79%	8.48%

(1) The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

	December 31, 2016	December 31, 2015
Commercial and industrial	$60,630	$42,536
Real estate—construction	23,709	22,137
Real estate—mortgage:
Residential	270,830	232,478
Commercial	249,490	231,701
Consumer installment	4,481	4,858

	609,140	533,710

	December 31, 2016	December 31, 2015
Asset quality data
(Dollar amounts in thousands)

Non-accrual loans	$5,892	$7,545
Troubled debt restructuring	1,183	2,716
90 day past due and accruing	—	2

Non-performing loans	7,075	10,263
Other real estate owned	934	1,412

Non-performing assets	$8,009	$11,675

Allowance for loan losses	$6,598	$6,385
Allowance for loan losses/total loans	1.08%	1.20%
Net charge-offs (recoveries):
Quarter-to-date	$(9)	$40
Year-to-date	357	776
Net charge-offs to average loans, annualized
Quarter-to-date	-0.01%	0.03%
Year-to-date	0.06%	0.16%
Non-performing loans/total loans	1.16%	1.92%
Allowance for loan losses/non-performing loans	93.26%	62.21%
Non-performing assets/total assets	1.02%	1.59%